Exhibit 99.2

The share exchange described in this notice is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors may be residents of a country other than the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Stock Exchange No.: 5660)

June 5, 2026

NOTICE OF

THE 94TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders,

KOBELCO WIRE COMPANY, LTD. (“the Company”) would hereby like to inform you that the 94th Ordinary General Meeting of Shareholders will be held as follows. In the convocation of the Ordinary General Meeting of Shareholders, the Company provides information that constitutes the content of reference documents for the General Meeting of Shareholders, etc., in electronic form. Matters subject to measures for electronic provision are posted on the following websites.

The Company’s website:

https://www.shinko-wire.co.jp/ir/meeting.html

Website to access the reference document for the General Meeting of Shareholders:

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

1. Date and Time:	10:00 a.m., Friday, June 26, 2026 (JST)

2. Venue:	Senrin Club of the Company 26-1 Nakahama-cho, Amagasaki, Hyogo, Japan

3. Meeting Agenda:

Matters to be reported:

1.  Results of the business report, contents of Consolidated Financial Statements and the Audit Reports by Accounting Auditors and the Audit & Supervisory Board on the Consolidated Financial Statements for the 94th business term (from April 1, 2025 to March 31, 2026)

2. Report on the Financial Statements for the 94th business term (from April 1, 2025 to March 31, 2026)

Matters to be resolved:

Item 1:	Approval of the Share Exchange Agreement between KOBELCO WIRE COMPANY, LTD. and Kobe Steel, Ltd.

Item 2:	Appropriation of surplus

Item 3:	Election of eight (8) directors

Item 4:	Election of one (1) member of the Audit & Supervisory Board

Item 5:	Election of one (1) member of the substitute Audit & Supervisory Board

Item 1: Approval of the Share Exchange Agreement between KOBELCO WIRE COMPANY, LTD. and Kobe Steel, Ltd.

KOBELCO WIRE COMPANY, LTD. (“Kobelco Wire”) and Kobe Steel, Ltd. (“Kobe Steel,” collectively, together with Kobelco Wire, the “Companies”) announced that the Companies have decided to implement a share exchange, whereby Kobe Steel will become the wholly owning parent company and Kobelco Wire will become the wholly owned subsidiary (the “Share Exchange”), in accordance with the resolutions passed at the meetings of the boards of directors of the Companies held on May 11, 2026, and have entered into a share exchange agreement (the “Share Exchange Agreement”) on the same date.

Accordingly, this proposal seeks approval of the Share Exchange Agreement.

With respect to the Share Exchange, Kobe Steel will implement the Share Exchange through the simplified share exchange procedure pursuant to Article 796, paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same), without requiring approval by a resolution of its shareholders’ meeting, while Kobelco Wire plans to effect the Share Exchange, subject to obtaining approval of the Share Exchange Agreement at this Ordinary General Meeting of Shareholders, with September 1, 2026 as the effective date.

If this proposal is approved, as of the effective date of the Share Exchange (scheduled for September 1, 2026), Kobelco Wire will become a wholly owned subsidiary of Kobe Steel. In addition, prior to the effective date of the Share Exchange scheduled for September 1, 2026, the common stock of Kobelco Wire (the “Kobelco Wire Stock”) is scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (the “TSE”) on August 28, 2026 (with the last trading date being August 27, 2026).

The reasons for the Share Exchange and an outline of the terms of the Share Exchange Agreement are as set forth below.

1.	Reasons for the Share Exchange

Kobe Steel was founded when the general partnership trading company Suzuki Shoten acquired a steel business called Kobayashi Seikosho in September 1905 and changed its name to Kobe Seikosho. Then, in June 1911, Suzuki Shoten spun off the company to establish Kobe Steel, Ltd. The Kobelco Group (which refers to the corporate group centering around Kobe Steel; hereinafter the same) consists of Kobe Steel and 188 subsidiaries and 44 affiliates as of March 31, 2026 and operates steel and aluminum, advanced materials, welding, machinery, engineering, construction machinery, electric power, and other businesses.

Starting out as a steel casting and forging manufacturer, the Kobelco Group gradually expanded into machinery, steel rolling, copper, engineering, construction machinery, aluminum, and welding businesses. During its over 120 years’ history, the Kobelco Group has constantly responded to the needs of society and promoted selection and expansion of its businesses. As a result, the Kobelco Group now primarily operates in three business segments: the Materials Business consisting of materials including steel and aluminum, advanced materials including steel casting and forging and aluminum casting and forging, and welding materials; the Machinery Business consisting of industrial machinery, engineering, and construction machinery; and the Electric Power Business.

The products and services provided by the Kobelco Group serve as essential materials for various industries, including transportation, electronics, construction and civil engineering, industrial machinery, and social infrastructure. The competitive advantage of the Kobelco Group lies in its diverse range of unique products supplied to a broad spectrum of customers, such as hard-to-replace materials and components based on its proprietary technology, various energy-saving and environmentally friendly machinery products, and engineering capabilities. In addition, the Kobelco Group provides electric power, a public service that constitutes vital social infrastructure. As such, the Kobelco Group believes it has significant social responsibilities.

Kobelco Wire was originally established as Shinko Wire and Strand Co., Ltd. in March 1954 as a result of a spin-off of Kobe Steel’s secondary wire products business, with Kobe Steel’s Amagasaki Plant serving as its operational base. In April 1971, the company merged with Asahi Steel Corporation and changed its trade name to Shinko Wire Company, Ltd. (followed by a further change of its English name to the current KOBELCO WIRE COMPANY, LTD. in 2021). In March 1993, Kobelco Wire was listed on the TSE (2nd Section), and following the market restructuring of the TSE in April 2022, the company’s stock is now listed on the Standard Market of the TSE.

As of March 31, 2026, the Kobelco Wire group consists of Kobelco Wire, eight subsidiaries, and one affiliate (collectively, the “Kobelco Wire Group”). The Kobelco Wire Group primarily operates in three business segments: (i) the “special steel wire-related business,” which manufactures and sells PC (prestressed concrete) steel wire, steel wire for springs, stainless steel wire, etc.; (ii) the “wire rope-related business,” which manufactures and sells wire ropes; and (iii) the “engineering business,” which manufactures and sells cable components for bridges, components for erection and tensioning, etc.

Kobelco Wire understands that, in recent years, the business environment surrounding secondary wire products has been undergoing medium- to long-term structural changes in Japan against the backdrop of a declining birthrate, an aging population, and population decline. In the public works sector, which is one of its principal sources of demand, demand for new construction is declining while demand for maintenance and renewal is expanding. In the automotive sector, Kobelco Wire recognizes that demand is fluctuating due to changes in component configurations due to the shift to EVs (electric vehicles), as well as the effects of economic trends and geopolitical risks. Furthermore, Kobelco Wire recognizes that the competitive environment surrounding the business is also changing, with the launch by overseas manufacturers of low-priced products into the steel wire and wire rope markets.

Under such business environment, in the social infrastructure sector, there is a growing demand for disaster prevention and mitigation measures, including the renewal of aging bridges and other infrastructure. Sustained opportunities for business expansion are expected across the engineering business as a whole, including PC steel products and wire ropes for the public works sector and bridge cable products. Kobelco Wire believes that stable business growth can be expected going forward, particularly in the areas of infrastructure development, maintenance, and renewal.

In addition, a certain level of demand is expected in overseas markets for high value-added products for applications requiring high durability and functionality, and Kobelco Wire recognizes that expanding overseas operations in such business areas represents an important growth opportunity for the Kobelco Wire Group.

In view of its understanding of such business environment, Kobelco Wire has formulated its medium-term management plan, “Next Innovation 2026,” covering fiscal years 2024 through 2026 (the “Medium-Term Management Plan”), which includes its basic policy of “establishing a corporate foundation capable of adapting to environmental changes and achieving sustainable growth.” Under the Medium-Term Management Plan, the company aims to enhance profitability and improve invested capital efficiency, while also achieving both the establishment of a stable earnings base and business growth that contributes to solving social challenges. Specifically, with respect to its special steel wire-related business and wire rope-related business, Kobelco Wire intends to work on improving earnings by promoting price pass-through in light of increases in various costs such as raw material costs and labor costs, and by improving productivity, while also strengthening competitiveness through expanding sales of high-value-added products and boosting export projects. In addition, the Kobelco Wire Group is focusing on market development in growth areas such as new energy, carbon neutrality, and infrastructure development, maintenance, and renewal. Under these initiatives, each business is promoting the strengthening of product supply structures, expansion of sales of high-value-added products, and expansion of maintenance and service areas. Furthermore, the group seeks to improve productivity and operational efficiency through capital investment, investment in human resources, and the promotion of DX, while aiming to achieve both the resolution of social challenges and the enhancement of corporate value through sustainability management.

As of May 11, 2026, Kobe Steel holds 2,569,522 shares of the Kobelco Wire Stock, representing an ownership percentage of 43.48% of the total number of shares issued as of March 31, 2026 (5,912,999 shares) less the number of treasury shares held by Kobelco Wire as of the same date (3,330 shares) (rounded to two decimal places).

Kobe Steel understands that the business environment surrounding the steel industry has entered a difficult phase in which conventional approaches are no longer sufficient to address the challenges it faces. The domestic markets for high-carbon steel and spring products are shrinking and a recovery in demand is difficult to expect over the medium to long term. Also, competitive pressure from rival groups is intensifying among steel manufacturers and secondary processors. Meanwhile, Kobelco Wire has, as a core partner in the wire rod and bar steel business of the Kobelco Group, contributed to enhancing product competitiveness through joint development and other initiatives, and Kobe Steel expects Kobelco Wire to play an even more important role as a core secondary processor within the Kobelco Group going forward. Specifically, Kobe Steel envisages: (i) entry into new business fields by combining Kobe Steel’s materials and information infrastructure with Kobelco Wire’s processing and development technologies; (ii) strengthening of Kobelco Wire’s overseas strategy through collaboration with Kobe Steel’s overseas offices and partner trading companies; and (iii) expansion of Kobelco Wire’s business through stronger collaboration with other secondary processors. However, Kobe Steel recognizes that there are certain constraints on collaboration between the Companies under the current framework in which Kobelco Wire is required to maintain a certain degree of independence as a listed company. Kobe Steel has therefore determined that the best option for the sustainable growth and enhancement of corporate value of the Companies is to eliminate such constraints and achieve complete integration of the Companies in terms of capital in order to make maximum mutual use of their management resources and steadily implement the above measures under prompt and agile decision-making. Accordingly, on February 2, 2026, Kobe Steel delivered to Kobelco Wire a letter of intent regarding the Share Exchange (the “Letter of Intent”).

Following receipt of the Letter of Intent from Kobe Steel, its parent company and largest shareholder, Kobelco Wire decided to commence specific consideration of the Share Exchange. In commencing specific consideration of the Share Exchange, Kobelco Wire recognized that, since Kobe Steel is the parent company owning 43.48% of the issued shares of Kobelco Wire, as a general matter, the board of directors of Kobelco Wire, by virtue of its structure, could be subject to the influence of Kobe Steel in making decisions regarding the Share Exchange. To the extent that the board of directors of Kobelco Wire could be subject to such influence, there could arise a conflict of interest between the board of directors and the general shareholders of Kobelco Wire in determining whether or not to proceed with the Share Exchange. In addition, under the rules of the TSE, in making its decision with respect to the Share Exchange, Kobelco Wire is required to obtain an opinion from a special committee composed of persons independent of Kobe Steel to the effect that the Share Exchange is “fair to its general shareholders.” Accordingly, for the purposes of: (i) enabling Kobelco Wire to examine the Share Exchange; (ii) ensuring careful decision-making by Kobelco Wire with respect to the Share Exchange when deliberated on and resolved by Kobelco Wire’s board of directors whether to proceed with the Share Exchange; (iii) eliminating the risk of arbitrariness and conflicts of interest in the decision-making process of Kobelco Wire’s board of directors and thereby ensuring its fairness; and (iv) obtaining an opinion as to whether a decision by Kobelco Wire’s board of directors to carry out the Share Exchange would be fair to the general shareholders of Kobelco Wire, Kobelco Wire has set up, as an advisory body for the Share Exchange, a special committee composed of members independent of Kobe Steel and independent of the success or failure of the Share Exchange (the “Special Committee;” details of which are provided in “c. Seeking of advice from and obtaining of an advisory report from an independent special committee by Kobelco Wire” of “(v) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” of “3. Matters Concerning the Fairness of the Share Exchange Consideration” below). At the same time, the Companies developed a structure for specific consideration, such as retaining external experts.

The parent-subsidiary listing structure will be terminated through the Share Exchange, which will completely eliminate the structural conflict of interest that had existed between Kobe Steel and the general shareholders of Kobelco Wire. This will enable the Companies to implement, with greater agility, measures aimed at optimizing the group as a whole, which would previously have been difficult to pursue due to corporate governance considerations, including the independence of Kobelco Wire as a listed company and the protection of the interests of its general shareholders, thereby benefiting the Companies as a result.

The Companies anticipate the following as the specific measures to be taken after the Share Exchange and the principal synergies expected to realize as a result thereof.

(i) Entry into new business fields by combining Kobe Steel’s materials and information infrastructure with Kobelco Wire’s processing and development technologies

Kobelco Wire has provided high-quality secondary wire products in the wire rope, PC, and spring industries, based on its superior deformation processing, surface treatment, and various wire and cable application technologies. In contrast, Kobe Steel possesses expertise and information as a material supplier. By combining the technologies and expertise of the Companies more closely than ever before after the Share Exchange, it will be possible not only to strengthen the existing business areas, but also to expand into further growth areas, such as (a) engineering sectors where demand is increasing for disaster prevention and mitigation measures, including the renewal of aging bridges, and (b) high-value-added products for applications requiring high durability and functionality.

(ii) Strengthening of Kobelco Wire’s overseas strategy by leveraging the Kobelco Group’s overseas offices and trading company network

The Companies understand that Kobelco Wire’s principal business segments, namely the special steel wire-related business and the wire rope-related business, face structural challenges including a shrinking market and an inflow of overseas products, and believe that strengthening overseas expansion is key in order to address the gradual decline in domestic demand. Enhancing collaboration with Kobe Steel’s overseas offices and trading companies engaged by Kobe Steel after the Share Exchange will advance Kobelco Wire’s overseas strategy and contribute to the stabilization of its medium- to long-term earnings.

(iii) Expansion of business by positioning Kobelco Wire as the core secondary processor of the Kobelco Group

Kobe Steel expects Kobelco Wire to play an even more important role as a core secondary processor within the Kobelco Group after the Share Exchange. Specifically, in addition to expanding its market reach and capturing business opportunities in Japan and overseas through enhanced collaboration with other secondary processors, Kobelco Wire is expected to improve the effectiveness of earnings management, including the pass-through of price increases, by establishing an integrated business operation from base materials to final products, enhance profitability management, improve profitability through optimization of the supply chain, and ultimately expand its business foundation.

In addition, as the burden and costs associated with developing a system required for a listed company are increasing, taking Kobelco Wire private through the Share Exchange is expected to reduce the administrative burden and costs associated with maintaining the listing of Kobelco Wire, and will also enable faster decision-making.

Since Kobelco Wire will be delisted following the Share Exchange, the benefits typically enjoyed by listed companies, such as securing diverse financing methods with the use of equity financing, positive effects on recruitment activities associated with enhanced social credibility and strong name recognition, and the maintenance of an appropriate compliance and governance framework, may be reduced relative to those at the time of listing. However, with respect to funding needs, there are alternative means to replace fundraising through equity markets, including financial support through the group cash management system provided by Kobe Steel. In addition, the name recognition of Kobelco Wire is already sufficiently strong due to its long history and it has established relationships of trust with a wide range of stakeholders, including employees and customers and suppliers. Also, even after it is delisted, by further strengthening collaboration within the Kobelco Group as a wholly owned subsidiary of Kobe Steel, which is listed on the Prime Market of the TSE, Kobelco Wire will be able to continue to benefit from the name recognition of the Kobelco Group. Accordingly, adverse effect on recruitment is expected to be rather limited. Further, by applying the standards of the Kobelco Group, Kobelco Wire will be able to maintain an appropriate compliance and governance framework. For these reasons, the impact of the delisting is expected to be minimal.

The Companies determined that it would be desirable to select the Share Exchange as the method for making Kobelco Wire a wholly owned subsidiary. This is because, by delivering the shares of Kobe Steel’s common stock (the “Kobe Steel Stock”) to the general shareholders of Kobelco Wire as consideration for the Share Exchange, Kobelco Wire’s general shareholders can be provided with an opportunity to enjoy the effects expected to arise from the implementation of various measures anticipated after the Share Exchange, as well as the benefits of the Kobelco Group’s business development and earnings growth resulting from the realization of such effects, and an increase in Kobe Steel’s share price. In addition, the Companies consider the Share Exchange to be a desirable scheme from the perspective that the Kobe Steel Stock to be delivered as consideration for the Share Exchange has high liquidity and may be cashed out at any time by selling on the market, thereby giving Kobelco Wire’s general shareholders the option either to continue holding the Kobe Steel Stock or to sell it for cash.

In light of the above, as a result of careful consideration by the Companies, the Companies agreed that making Kobelco Wire a wholly owned subsidiary of Kobe Steel through the Share Exchange would contribute to enhancing the corporate value of the Companies. Accordingly, after examining and discussing the terms and conditions of the Share Exchange, including the allotment ratio, the Companies reached an agreement, and on May 11, 2026, entered into the Share Exchange Agreement following a resolution by the respective boards of directors of the Companies to implement the Share Exchange for the purpose of making Kobelco Wire a wholly owned subsidiary of Kobe Steel.

2.	Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement are set forth below.

COPY OF SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is entered into as of May 11, 2026 (the “Execution Date”) by and between Kobe Steel, Ltd. (“Party A”) and KOBELCO WIRE COMPANY, LTD. (“Party B”).

Article 1: Share Exchange

In accordance with the terms and conditions set forth herein, Party A and Party B shall conduct a share exchange whereby Party A shall become the wholly owning parent company and Party B shall become the wholly owned subsidiary (the “Share Exchange”), and Party A shall acquire all issued shares of Party B (excluding shares held by Party A; the same shall apply hereinafter).

Article 2: Trade Names and Addresses

The trade names and addresses of Party A and Party B are as follows:

Party A (Wholly Owning Parent Company)

Trade Name: Kobe Steel, Ltd.

Address: 2-4, Wakinohama-Kaigandori 2-chome, Chuo-ku, Kobe, Hyogo, Japan

Party B (Wholly Owned Subsidiary)

Trade Name: KOBELCO WIRE COMPANY, LTD.

Address: 10-1, Nakahama-cho, Amagasaki, Hyogo, Japan

Article 3: Shares to be Delivered and Allocation

1. In the Share Exchange, Party A shall issue and allot to the shareholders of Party B as of the time immediately prior to the time when Party A acquires all issued shares of Party B (the “Reference Time”) (meaning shareholders after cancellation of treasury shares pursuant to Article 9 and excluding Party A; hereinafter referred to as the “Eligible Shareholders”), in lieu of their shares of common stock of Party B, the number of shares of common stock of Party A obtained by multiplying the total number of shares of common stock of Party B held by such shareholders by 0.94.

2. In the Share Exchange, Party A shall allot to each Eligible Shareholder 0.94 shares of common stock of Party A for each one share of common stock of Party B held by such shareholder.

3. If any fractional shares arise with respect to the number of shares of common stock of Party A to be allotted to the Eligible Shareholders pursuant to the preceding two paragraphs, Party A shall handle such fractions in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 4: Matters Concerning Capital and Reserves

The amounts of capital and reserves of Party A to be increased by the Share Exchange shall be as follows:

(1) Amount of capital: JPY 0

(2) Amount of reserve: An amount separately determined by Party A in accordance with Article 39 of the Regulations on Corporate Accounting

(3) Amount of retained earnings reserve: JPY 0

Article 5: Effective Date

The date on which the Share Exchange becomes effective (the “Effective Date”) shall be September 1, 2026; provided, however, that Party A and Party B may, upon consultation and mutual agreement, change such date if necessary due to the progress of procedures for the Share Exchange or for any other reason.

Article 6: Approval of this Agreement at Shareholders’ Meetings

1. Pursuant to Article 796, paragraph 2 of the Companies Act, Party A shall carry out the Share Exchange without obtaining approval of this Agreement by resolution of a shareholders’ meeting as provided in Article 795, paragraph 1 of the Companies Act; provided, however, that if approval by shareholders’ meeting becomes required pursuant to Article 796, paragraph 3 of the Companies Act, Party A shall obtain such approval by the day immediately preceding the Effective Date.

2. Party B shall obtain approval of this Agreement by resolution of its shareholders’ meeting pursuant to Article 783, paragraph 1 of the Companies Act by the day immediately preceding the Effective Date.

Article 7: Management of Company Assets, etc.

From the Execution Date until the day immediately preceding the Effective Date, Party A and Party B shall conduct their respective business operations and manage and administer their respective assets with the care of a prudent manager, and shall cause their respective subsidiaries to do the same. Except for acts otherwise permitted under this Agreement, if either party intends to perform any act that may materially affect its assets, rights or obligations, or that may materially affect the execution or conditions of the Share Exchange, such party shall consult with and obtain the prior consent of the other party before carrying out such act or causing its subsidiaries to do so.

Article 8: Dividends of surplus, etc.

1. Party A may distribute dividends of surplus with a record date of March 31, 2026 in an amount not exceeding 40 yen per share.

2. Party B may distribute dividends of surplus with a record date of March 31, 2026 in an amount not exceeding 40 yen per share.

3. Except as provided in the preceding two paragraphs, neither Party A nor Party B shall distribute dividends of surplus with a record date falling during the period from the Execution Date to the Effective Date, nor acquire treasury shares with an acquisition date falling during such period (except where a party is required to acquire its own shares in response to the exercise of shareholders’ rights pursuant to applicable laws and regulations).

Article 9: Cancellation of Treasury Shares

Party B shall cancel, at the Reference Time, all treasury shares held by Party B at such time (including treasury shares acquired in response to the exercise of appraisal rights by dissenting shareholders pursuant to Article 785, paragraph 1 of the Companies Act), by resolution of its board of directors adopted by the day immediately preceding the Effective Date.

Article 10: Amendment and Termination of this Agreement

1. If, during the period from the Execution Date to the day immediately preceding the Effective Date, any material change occurs in the financial condition or business condition of Party A or Party B, if any event or circumstance arises or is discovered that materially impedes the execution of the Share Exchange, or if any other event or circumstance arises or is discovered that makes it difficult to achieve the purpose of this Agreement, Party A and Party B may, upon consultation and mutual agreement, amend the terms and conditions of the Share Exchange or any other provisions of this Agreement, or terminate this Agreement.

2. If either party breaches any provision of this Agreement during the period from the Execution Date to the day immediately preceding the Effective Date, the non-breaching party may require the breaching party to cure such breach within a reasonable period by giving notice, and if such breach is not cured within such period, the non-breaching party may terminate this Agreement.

Article 11: Effectiveness of this Agreement

This Agreement shall cease to have effect if:

(i) approval of this Agreement by the shareholders’ meeting of Party A as set forth in the proviso to Article 6, paragraph 1 (limited to cases where such approval is required pursuant to Article 796, paragraph 3 of the Companies Act) or approval of this Agreement by the shareholders’ meeting of Party B as set forth in Article 6, paragraph 2 is not obtained by the day immediately preceding the Effective Date;

(ii) approvals, permits, filings, or other regulatory clearances required under applicable laws and regulations in Japan or any foreign jurisdiction for the execution of the Share Exchange (including, without limitation, effectiveness of notifications submitted to governmental authorities) are not obtained by the day immediately preceding the Effective Date; or

(iii) this Agreement is terminated pursuant to the preceding Article.

Article 12: Governing Law and Jurisdiction

1. This Agreement shall be governed by and construed in accordance with the laws of Japan.

2. Any disputes arising out of or in connection with the performance or interpretation of this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 13: Matters for Consultation

Any matters not provided for herein or any matters necessary in connection with the Share Exchange shall be determined by Party A and Party B through good-faith consultation in accordance with the intent of this Agreement. Any questions regarding the interpretation of this Agreement shall likewise be resolved through good-faith consultation between Party A and Party B.

As evidence of the execution of this Agreement, two copies of this Agreement have been prepared, and each of Party A and Party B shall sign and seal one copy and retain it.

May 11, 2026

Party A: 2-4, Wakinohama-Kaigandori 2-chome, Chuo-ku, Kobe, Hyogo, Japan

Kobe Steel, Ltd.

President, CEO and Representative Director: Yoshihiko Katsukawa

Party B: 10-1, Nakahama-cho, Amagasaki, Hyogo, Japan

KOBELCO WIRE COMPANY, LTD.

President and Representative Director: Shuji Kitayama

3. Matters Concerning the Fairness of the Share Exchange Consideration

(1) Matters Concerning the Total Number and Allotment of the Share Exchange Consideration and the Fairness Thereof

i. Terms of Allotment for the Share Exchange

	Kobe Steel (Wholly owning parent company in the share exchange)	Kobelco Wire (Wholly owned subsidiary in the share exchange)
Allotment ratio for the Share Exchange	1	0.94

Number of shares to be delivered in the Share Exchange	Kobe Steel Stock: 3,139,738 shares (planned)

(Note 1) Share allotment ratio

Kobe Steel will allot and deliver 0.94 shares of the Kobe Steel Stock for each share of the Kobelco Wire Stock. However, no shares will be allotted in the Share Exchange with respect to the Kobelco Wire Stock held by Kobe Steel as of the Reference Date (as defined below). The above allotment ratio in the Share Exchange (the “Share Exchange Ratio”) is subject to change upon mutual discussion and agreement between the Companies in the event of any material change to the assumptions on which the calculation of the Share Exchange Ratio is based.

(Note 2) Number of shares of the Kobe Steel Stock to be delivered in the Share Exchange

Upon the Share Exchange, Kobe Steel will allot and deliver the shares of the Kobe Steel Stock to Kobelco Wire shareholders (excluding Kobe Steel) as of the time immediately prior to Kobe Steel’s acquisition (the “Reference Date”) of all issued shares of Kobelco Wire (excluding the shares of the Kobelco Wire Stock held by Kobe Steel) through the Share Exchange, in a number calculated by multiplying the total number of shares of the Kobelco Wire Stock held by each shareholder by the Share Exchange Ratio.

The shares to be delivered by Kobe Steel will be newly issued shares. By a resolution of a meeting of the board of directors of Kobelco Wire to be held on or before the day immediately preceding the effective date of the Share Exchange, Kobelco Wire plans to cancel as of the time immediately prior to the Reference Date all treasury shares held as of the time immediately prior to the Reference Date, including any treasury shares to be acquired by Kobelco Wire through the purchase of shares demanded by dissenting shareholders in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act.

(Note 3) Treatment of shares less than one unit

In accordance with the Articles of Incorporation and the Share Handling Regulations of Kobe Steel, the shareholders of Kobelco Wire who will hold shares less than one unit (i.e., less than 100 shares) in Kobe Steel as a result of the Share Exchange, will be entitled to use the following programs concerning the Kobe Steel Stock as shares less than one unit cannot be sold on the financial instruments exchange market.

(i) Additional purchase for shares less than one unit (additional purchase to 100 shares)

Under Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Kobe Steel, shareholders who hold shares less than one unit in Kobe Steel may purchase from Kobe Steel the number of shares that, together with the number of shares less than one unit held by such shareholders, will make up one unit.

(ii) Demand for purchase of shares less than one unit (sale of shares less than one unit)

Under Article 192, Paragraph 1 of the Companies Act, shareholders who hold shares less than one unit in Kobe Steel may request that Kobe Steel buy back their shares less than one unit.

(Note 4) Treatment of fractional shares

If any shareholder of Kobelco Wire is to receive a fraction of less than one share of the Kobe Steel Stock in connection with the Share Exchange, Kobe Steel will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell the Kobe Steel Stock in a number equivalent to the total sum of such fractional shares (any fraction of less than one share in the total number will be rounded down) and deliver the sales proceeds to such shareholders in proportion to their fractional shares.

ii. Basis for the Terms of Allotment for the Share Exchange

(i) Basis and Reasons for the Terms of Allotment

In order to ensure fairness and appropriateness in calculating the Share Exchange Ratio as stated in “i. Terms of Allotment for the Share Exchange” above, the Companies each appointed a third-party valuation firm and various advisors, independent of the Companies. Prior to beginning discussions in full scale, Kobe Steel retained Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and third-party valuation firm and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“Nishimura & Asahi”) as its legal advisor, and Kobelco Wire retained Industrial Growth Platform, Inc. (“IGPI”) as its financial advisor and third-party valuation firm and TMI Associates (“TMI”) as its legal advisor.

As described in “(v) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, as a result of careful discussions and examination based on the share exchange ratio valuation report received from Nomura Securities, Kobe Steel’s third-party valuation firm, advice from Nishimura & Asahi, its legal advisor, and the results of due diligence conducted by Kobe Steel on Kobelco Wire, Kobe Steel has concluded that the Share Exchange Ratio is appropriate and serves the interests of the shareholders of Kobe Steel. Therefore, Kobe Steel has determined that implementing the Share Exchange using the Share Exchange Ratio is appropriate.

On the other hand, as described in “(v) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, as a result of careful discussions and examination based on the share exchange ratio valuation report received on May 8, 2026 from IGPI, Kobelco Wire’s third-party valuation firm, advice from TMI, its legal advisor, the results of due diligence conducted by Kobelco Wire on Kobe Steel, and the instructions, advice, and advisory report dated May 8, 2026 received from the Special Committee (details of which are provided in “c. Seeking of advice from and obtaining of an advisory report from an independent special committee by Kobelco Wire” of “(v) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below), Kobelco Wire has concluded that the Share Exchange Ratio is appropriate and serves the interests of the shareholders of Kobelco Wire. Therefore, Kobelco Wire has determined that implementing the Share Exchange using the Share Exchange Ratio is appropriate.

As described above, the Companies carefully reviewed the results of the due diligence conducted by each party on the other party, with consideration to the calculation results of the share exchange ratio submitted by the Companies’ respective third-party valuation firms, and held a series of negotiations and discussions while giving a comprehensive consideration to such factors as the financial condition, asset conditions, and future prospects of the Companies, as well as the synergies expected to be realized by the implementation of the Share Exchange. As a result, the Companies have concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of the Companies. Therefore, the Companies have decided that it is appropriate to implement the Share Exchange using the Share Exchange Ratio. However, the Share Exchange Ratio is subject to change, in accordance with the Share Exchange Agreement, upon mutual discussion and agreement between the Companies in the event of any material change to the assumptions used as the basis of the calculation.

(ii) Matters Concerning Calculation of the Share Exchange Ratio

a. Names of valuation firms and relationship with the Companies

Nomura Securities, the third-party valuation firm of Kobe Steel, does not constitute a related party of either Kobe Steel or Kobelco Wire and is independent of the Companies, with no material interest that should be disclosed in connection with the Share Exchange. While the fees payable to Nomura Securities include a contingency fee to be paid contingent on the closing of the Share Exchange, Kobe Steel has determined that, taking into account the general practices for similar transactions, the inclusion of such a contingency fee does not negate Nomura Securities’ independence.

IGPI, the third-party valuation firm of Kobelco Wire, does not constitute a related party of either Kobe Steel or Kobelco Wire and is independent of the Companies, with no material interest that should be disclosed in connection with the Share Exchange. The fees payable to IGPI for the Share Exchange only consist of fixed fees that are payable regardless of the closing of the Share Exchange and do not include any contingency fee to be paid contingent on the execution of the Share Exchange Agreement, the holding of a shareholders meeting, or the completion of making Kobelco Wire a wholly owned subsidiary of Kobe Steel.

b. Overview of the calculation

(a) Calculation by Nomura Securities

Nomura Securities conducted a valuation of Kobe Steel using the average market share price analysis since Kobe Steel is listed on the Prime Market of the TSE and a market share price is available. Using May 8, 2026 as the valuation reference date, the closing price of Kobe Steel on the TSE on the valuation reference date and the simple average of the closing prices for the five business days, one month, three months, and six months up to the valuation reference date were used for the average market share price analysis.

As for Kobelco Wire, Nomura Securities conducted a valuation using the average market share price analysis since Kobelco Wire is listed on the Standard Market of the TSE and a market share price is available. Using May 8, 2026 as the valuation reference date, the closing price of Kobelco Wire on the TSE on the valuation reference date and the simple average of the closing prices for the five business days, one month, three months, and six months up to the valuation reference date were used for the average market share price analysis. In addition, the comparable company analysis, since Kobelco Wire has more than one comparable listed company, making it possible to estimate its equity value using the comparable company analysis, and the discounted cash flow analysis (the “DCF Analysis”), to reflect the future business activities in the valuation, were used for the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of the Kobe Steel Stock, are as follows.

Method	Calculated Share Exchange Ratio
Average market share price analysis	0.69~ 0.79
Comparable company analysis	0.18~ 0.35
DCF Analysis	0.42~ 0.97

In calculating the share exchange ratio, Nomura Securities assumed that public information and all information provided to Nomura Securities were accurate and complete, and did not independently verify the accuracy and completeness of such information. Nomura Securities also did not perform any independent valuation, appraisal, or assessment of the assets or liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including analysis and valuation of individual assets and liabilities, nor did Nomura Securities request a third party institution to conduct an appraisal or assessment of such assets or liabilities. It was assumed that Kobelco Wire’s financial forecasts and other forward-looking information were reasonably reviewed or prepared by the management of Kobelco Wire based on the best possible estimates and judgments available at the time. Nomura Securities’ valuation reflects the information obtained by Nomura Securities and the economic conditions existing up to May 8, 2026. The sole purpose of Nomura Securities’ valuation is to be used as a reference by the board of directors of Kobe Steel in considering the Share Exchange Ratio.

The financial forecasts of Kobelco Wire used by Nomura Securities as the basis for its valuation under the DCF Analysis include fiscal years in which substantial increase or decrease in profit and free cash flow is expected compared with the previous fiscal year. Specifically, in the fiscal year ending March 2027, operating profit and free cash flow are expected to increase because received orders whose recognition had been pushed back from the previous fiscal year to subsequent fiscal years are expected to be recorded in that fiscal year, as well as due to expansion of growth areas including overseas export. Furthermore, in the fiscal year ending March 2031, free cash flow is expected to increase mainly due to the leveling out of capital expenditures related to measures implemented up until the previous fiscal year. These financial forecasts do not assume the implementation of the Share Exchange.

(b) Calculation by IGPI

IGPI conducted a valuation of Kobe Steel using the market share price analysis since Kobe Steel is listed on the Prime Market of the TSE and a market share price is available.

As for Kobelco Wire, IGPI conducted a valuation using the market share price analysis since Kobelco Wire is listed on the Standard Market of the TSE and a market share price is available. In addition, the DCF Analysis, to reflect the future business activities in the valuation, were used for the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of the Kobe Steel Stock, are as follows.

Method	Calculated Share Exchange Ratio
Market share price analysis	0.69~0.80
DCF Analysis	0.57~1.35

Under the market share price analysis, with respect to Kobe Steel, the equity value was calculated using the closing price of Kobe Steel on the Prime Market of the TSE on May 8, 2026, used as the valuation reference date, and the simple average of the closing prices for the one month, three months, and six months up to such valuation reference date (in each case, excluding days on which no trading occurred during the relevant period). With respect to Kobelco Wire, the equity value was calculated using the closing price of Kobelco Wire on the Standard Market of the TSE on May 8, 2026, used as the valuation reference date, and the simple average of the closing prices for the one month, three months, and six months up to such valuation reference date (in each case, excluding days on which no trading occurred during the relevant period).

Under the DCF Analysis, the equity value was calculated by discounting to present value, using a certain discount rate, the free cash flows expected to be generated by Kobelco Wire in and after the fiscal year ending March 31, 2027, based on the business plan prepared by Kobelco Wire for the fiscal years ending March 31, 2027 through March 31, 2031 (the “Business Plan”) and various other factors, including publicly available information. The discount rate used as the weighted average cost of capital was 3.25% to 4.25%. In addition, the perpetual growth rate method was used to calculate the terminal value. After comprehensively taking into account the external environment and other factors, perpetual growth rate was set from -0.25% to 0.25%, and the terminal value was calculated to be 14,326 million to 22,553 million yen.

The Business Plan, which was used by IGPI to calculate the value of the Kobelco Wire Stock under the DCF Analysis, has been prepared by Kobelco Wire in connection with its consideration of the Share Exchange. The business environment assumed as the basis for the financial forecasts includes changes in the demand structure in Japan, expansion of demand in infrastructure development, maintenance and renewal, and demand trends in overseas markets. The Business Plan is based on recent actual results and a five-year plan period was adopted as a period for which reasonable forecasts of medium-term earnings and capital investment plans could be made. Kobe Steel was not involved in the preparation of the Business Plan.

The financial forecasts in the Business Plan are as follows. These financial forecasts include fiscal years in which substantial increase or decrease in operating profit and free cash flow are expected. Specifically, in the fiscal year ending March 2027, the project ordered and subsequently delayed from the previous fiscal year to next term or later is expected to be recorded, and due to expansion of growth areas including overseas export, the operating profit is expected to increase by 519 million yen, and the free cash flow is expected to increase by 438 million yen compared to the previous fiscal year. Furthermore, in the fiscal year ending March 2031, due mainly to the leveling of capital investment related to the measures implemented up until the previous fiscal year, the free cash flow is expected to increase by 405 million yen compared to the previous fiscal year.

The synergy effects expected to be realized as a result of the implementation of the Share Exchange have not been included and have not been reflected in the Business Plan, the financial forecasts, or IGPI’s valuation, because it is difficult at this time to specifically estimate the impact on earnings.

(Unit: million yen)

	Fiscal year ending March 2027	Fiscal year ending March 2028	Fiscal year ending March 2029	Fiscal year ending March 2030	Fiscal year ending March 2031
Net sales	36,798	36,795	36,036	36,046	35,925
Operating profit	1,172	1,379	1,023	1,117	1,125
EBITDA	2,268	2,501	2,178	2,267	2,298
Free cash flow	697	660	817	658	1,063

IGPI’s valuation reflects the information obtained by IGPI and the economic conditions existing up to the valuation reference date. It was assumed that the Business Plan, the financial forecasts and other forward-looking information were reasonably prepared by the management of Kobelco Wire based on the best possible estimates and judgments available at the time. The sole purpose of IGPI’s valuation is to be used as a reference by the board of directors of Kobelco Wire and the Special Committee in considering the Share Exchange Ratio, and it does not constitute any opinion as to the fairness of the share exchange ratio in the Share Exchange.

In calculating the share exchange ratio, IGPI assumed that public information and all information provided by Kobelco Wire were accurate and complete, and did not independently verify the accuracy and completeness of such information. It is also assumed that there are no facts undisclosed to IGPI that may have a material impact on the calculation of the share exchange ratio. IGPI also did not perform any independent valuation, appraisal, or assessment of the assets or liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including analysis and valuation of individual assets and liabilities, nor did IGPI request a third party institution to conduct an appraisal or assessment of such assets or liabilities.

(iii) Matters Concerning the Appropriateness of the Amounts of Capital and Reserves of Kobe Steel

The amounts of capital and reserves of Kobe Steel to be increased in connection with the Share Exchange are as follows:

(1) Amount of capital: 0 yen

(2) Amount of reserve: An amount separately determined by Kobe Steel in accordance with Article 39 of the Regulations on Corporate Accounting

(3) Amount of retained earnings reserve: 0 yen

Kobelco Wire has determined that such treatment, which has been determined within the scope permitted by applicable laws and regulations after comprehensive consideration and examination of Kobe Steel’s financial condition, capital policy, and other circumstances, is appropriate.

(iv) Reason for Selecting Such Type of Consideration for the Share Exchange

Kobe Steel and Kobelco Wire have selected shares of Kobe Steel, which is the wholly owning parent company in the Share Exchange, as the consideration for the Share Exchange relating to Kobelco Wire shares.

Kobelco Wire considers the selection of the Share Exchange consideration to be appropriate, taking into account that (i) Kobe Steel is listed on the Prime Market of the TSE and trading opportunities will continue to be available on such market even after the effective date of the Share Exchange, and (ii) the shareholders of Kobelco Wire are expected to benefit from the synergies of the Share Exchange described in “1. Purpose of the Share Exchange” above by receiving shares of Kobe Steel as the consideration for the Share Exchange.

As a result of implementing the Share Exchange, Kobelco Wire will become a wholly owned subsidiary of Kobe Steel as of the effective date of the Share Exchange (planned on September 1, 2026), and Kobelco Wire will be delisted on August 28, 2026 (with the last trading date being August 27, 2026) in accordance with the delisting standards of Standard Market of the TSE.

After the delisting, Kobelco Wire shares will no longer be tradable on the Standard Market of the TSE. However, even after the delisting of Kobelco Wire, since the Kobe Steel Stock to be allotted to Kobelco Wire shareholders in the Share Exchange will remain listed on the Prime Market of the TSE and will continue to be tradable on a financial instruments exchange market on and after the effective date of the Share Exchange, Kobelco Wire shareholders who hold 107 shares or more of Kobelco Wire shares at the Reference Time and will be allotted 100 shares (which constitute one unit of the Kobe Steel Stock) or more of the Kobe Steel Stock in the Share Exchange may receive fractions of shares less than one unit depending on the number of Kobelco Wire shares they hold; however, with respect to one or more trading units of the Kobe Steel Stock, such shareholders will continue to be able to trade such shares on the Prime Market of the TSE and will continue to be provided with stock liquidity.

Shareholders who hold less than 107 shares of Kobelco Wire shares at the Reference Time will be allotted the Kobe Steel Stock constituting less than one unit. Such shares constituting less than one unit will not be able to be sold on the Prime Market of the TSE. However, such shareholders will be entitled to request that Kobe Steel buy back their shares constituting less than one unit. It is also possible to purchase from Kobe Steel such number of shares as, together with the number of shares constituting less than one unit held by such shareholders, will make up one unit.

For details, please refer to (Note 3) “Treatment of shares less than one unit” in “i. Terms of Allotment for the Share Exchange” of “(1) Matters Concerning the Total Number and Allotment of the Share Exchange Consideration and the Fairness Thereof” of “3. Matters Concerning the Fairness of the Share Exchange Consideration” above. Further, for details on any fraction of less than one share that may result from the Share Exchange, please refer to (Note 4) “Treatment of fractional shares” of “i. Terms of Allotment for the Share Exchange” of “(1) Matters Concerning the Total Number and Allotment of the Share Exchange Consideration and the Fairness Thereof” of “3. Matters Concerning the Fairness of the Share Exchange Consideration” above.

Kobelco Wire shareholders may continue to trade their Kobelco Wire Stock on the Standard Market of the TSE until the last trading date, which is August 27, 2026 (planned), and may exercise their legal rights under the Companies Act and other relevant laws and regulations until the Reference Date.

(v) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)

Kobe Steel already holds 2,569,522 shares of the Kobelco Wire Stock, representing an ownership percentage of 43.48% of 5,909,669 shares, calculated by subtracting the number of treasury shares of Kobelco Wire (3,330 shares) from the total number of shares issued as of March 31, 2026 (5,912,999 shares), which makes Kobelco Wire a consolidated subsidiary of Kobe Steel. In addition, one of Kobelco Wire’s directors is concurrently an employee of Kobe Steel (who has since resigned) and one of Kobelco Wire’s directors was formerly employed by Kobe Steel. Therefore, the Companies have determined that it is necessary to avoid conflicts of interest and ensure fairness of the Share Exchange, and have implemented the following measures to ensure fairness (including measures to avoid conflicts of interest).

a. Obtaining of valuation reports by the Companies from independent third-party valuation firms

To ensure fairness in the decision making concerning the share exchange ratio to be used in the Share Exchange, Kobe Steel retained Nomura Securities, a third-party valuation firm independent of the Companies, and obtained a valuation report regarding the share exchange ratio on May 8, 2026, and Kobelco Wire retained IGPI, a third-party valuation firm independent of the Companies, and obtained a valuation report regarding the share exchange ratio on May 8, 2026.

Summaries of the valuation reports are provided in “(ii) Matters Concerning Calculation of the Share Exchange Ratio” above. Neither of the Companies has obtained a written opinion (fairness opinion) from their third-party valuation firms to the effect that the Share Exchange Ratio is fair to the shareholders of Kobe Steel and Kobelco Wire from a financial viewpoint.

b. Receipt of advice by the Companies from independent law firms

Kobe Steel retained Nishimura & Asahi as its legal advisor for the Share Exchange and received legal advice on the procedures for the Share Exchange and the method and process of decision making by its board of directors. Nishimura & Asahi is independent of the Companies and does not have any material interest in the Companies.

Kobelco Wire retained TMI as its legal advisor for the Share Exchange and received legal advice on the procedures for the Share Exchange and the method and process of decision making by its board of directors. TMI is independent of the Companies and does not have any material interest in the Companies. In addition, at the first meeting of the Special Committee held on February 12, 2026, the Special Committee confirmed that there was no issue with TMI’s independence and approved its appointment as Kobelco Wire’s legal advisor.

c. Seeking of advice from and obtaining of an advisory report from an independent special committee by Kobelco Wire

(a) Process of seeking advice

In commencing specific consideration of the Share Exchange following receipt of the Letter of Intent from Kobe Steel on February 2, 2026, for the purposes of: (i) enabling Kobelco Wire to examine the Share Exchange; (ii) ensuring careful decision-making by Kobelco Wire with respect to the Share Exchange when deliberated on and resolved by Kobelco Wire’s board of directors whether to proceed with the Share Exchange; (iii) eliminating the risk of arbitrariness and conflicts of interest in the decision-making process of Kobelco Wire’s board of directors and thereby ensuring its fairness; and (iv) obtaining an opinion as to whether a decision by Kobelco Wire’s board of directors to carry out the Share Exchange would be fair to the general shareholders of Kobelco Wire, in accordance with a resolution passed at the meeting of its board of directors held on February 6, 2026, Kobelco Wire has set up, as an advisory body for the Share Exchange, the Special Committee composed of three members, namely, Mr. Yasuhiro Hattori (Independent Director and Independent Officer of Kobelco Wire, and Professor at the Graduate School of Kobe University), Ms. Ayako Hiramatsu (Independent Director and Independent Officer of Kobelco Wire and an attorney-at-law), and Mr. Masaaki Doi (Independent Company Auditor and Independent Officer of Kobelco Wire and a certified public accountant). Kobelco Wire then sought advice from the Special Committee with respect to: (a) matters relating to the reasonableness of the purpose of the Share Exchange (including whether the Share Exchange would contribute to the enhancement of Kobelco Wire’s corporate value); (b) matters relating to the fairness of the transaction terms of the Share Exchange (including whether the level of the acquisition consideration, the acquisition method, the type of acquisition consideration and other terms are fair); (c) matters relating to the fairness of the procedures for the Share Exchange (including whether sufficient procedures have been taken to ensure the fairness of the transaction terms); and (d) whether the Share Exchange is fair to the general shareholders based on (a) through (c) above and other relevant matters (collectively, the “Matters of Consultation”), and requested the Special Committee to submit an advisory report on these matters to the board of directors of Kobelco Wire. The above-mentioned resolution was unanimously approved by seven directors of Kobelco Wire, excluding Mr. Masahito Shoji, one of the eight directors of Kobelco Wire who was considered to have an interest in the Share Exchange as he concurrently served as an employee of Kobe Steel.

In addition, Mr. Yasuhiro Hattori was selected as chairperson of the Special Committee by a mutual vote among the members of the Special Committee.

The remuneration of each member of the Special Committee is included in the remuneration paid to the independent directors and independent company auditor, as all members of the Special Committee are independent directors or independent company auditor of Kobelco Wire and their duties as members of the Special Committee are considered to fall within the scope of their responsibilities in such capacities. No contingency fee to be paid contingent on the public announcement or closing of the Share Exchange is included.

(b) Process of consideration

The Special Committee carefully considered and discussed the Matters of Consultation by holding a total of 13 meetings during the period from February 12, 2026 to May 8, 2026, in addition to collecting information and holding discussions as needed from time to time. Specifically, the Special Committee confirmed that there were no issues with the independence and expertise of TMI, which had been appointed by Kobelco Wire as its legal advisor, and IGPI, which had been appointed as its financial advisor and third-party valuation firm, and approved such appointments. The Special Committee then received explanations from the Companies and held question-and-answer sessions regarding the purpose of the Share Exchange, the background and process leading to the Share Exchange, the details of the synergies expected to be created by the Share Exchange, and the management policy and treatment of employees after the Share Exchange. It also received explanations from Kobelco Wire and held question-and-answer sessions regarding the procedures for preparing the Business Plan and its contents. In addition, the Special Committee received explanations from IGPI, Kobelco Wire’s third-party valuation firm, and held question-and-answer sessions regarding the methods used to calculate the value of the Kobelco Wire Stock and the results of such calculations. Furthermore, the Special Committee received advice from TMI, Kobelco Wire’s legal advisor, concerning the method and process of decision-making by the board of directors of Kobelco Wire in relation to the Share Exchange, the measures to ensure fairness of the operation of the Special Committee and other procedural aspects relating to the Share Exchange, and measures to avoid conflicts of interest. The Special Committee was substantively involved in the negotiation process with Kobe Steel, by receiving timely reports on the process and details of the discussions and negotiations between the Companies regarding the Share Exchange, holding discussions on the negotiation policy and other matters on multiple occasions until the final proposal on the share exchange ratio was received from Kobe Steel, and giving its opinions to Kobelco Wire.

After carrying out the foregoing procedures and carefully discussing and considering the Matters of Consultation, the Special Committee, with unanimous consent of all its members, submitted to the board of directors of Kobelco Wire on May 8, 2026 an advisory report below. For details of the Advisory Report, please refer to the “Advisory Report” dated May 8, 2026, which is attached as an appendix to the press release entitled “Notice Concerning Execution of Share Exchange Agreement (Simplified Share Exchange) for making KOBELCO WIRE COMPANY, LTD. a Wholly Owned Subsidiary of Kobe Steel, Ltd.” announced by Kobelco Wire and Kobe Steel on May 11, 2026.

The Advisory Report expresses the following opinions:

(i) The Share Exchange is recognized as contributing to the enhancement of the corporate value of Kobelco Wire (i.e., the purpose of the Share Exchange is considered to be reasonable).

(ii) The transaction terms of the Share Exchange, including the level of the acquisition consideration, the method of acquisition, the type of acquisition consideration, and other transaction terms, are fair.

(iii) In the Share Exchange, sufficient measures to ensure the fairness of the transaction terms have been implemented, and the procedures for the Share Exchange are fair.

(iv) Based on the foregoing (i) through (iii), the Share Exchange is fair to the general shareholders of Kobelco Wire.

d. Approval by all disinterested directors of Kobelco Wire and opinion of all disinterested company auditors of Kobelco Wire that they have no objection

The meeting of the board of directors of Kobelco Wire held on May 11, 2026 to resolve the proposal regarding the Share Exchange was attended by six of the seven directors of Kobelco Wire, which excluded Mr. Yasuhiro Hattori, who was absent due to personal reasons.

Deliberations were held and a resolution for the Share Exchange was passed with unanimous approval. Although Mr. Yasuhiro Hattori was absent from the board meeting due to personal reasons, he attended and participated in discussions at 12 meetings of a total of all 13 meetings of the Special Committee, and prior to the board meeting, his view in favor of approving the above resolution had been confirmed. In addition, Mr. Masahito Shoji resigned from his position as a director of Kobelco Wire on March 31, 2026.

While Mr. Shuji Kitayama was an employee of Kobe Steel until around March 2023, Mr. Hiroyuki Mori until around March 2021, Mr. Yasuhiko Yoshida until around March 2012, and Mr. Hideki Watanabe until around April 2021, in each case a considerable period of time has elapsed since their transfer to Kobelco Wire, and it was therefore determined that there was no risk of a conflict of interest in relation to Kobelco Wire’s decision-making for the Share Exchange. Accordingly, they participated in the deliberations and resolution of the board of directors of Kobelco Wire.

In addition, all four company auditors of Kobelco Wire attended the above-mentioned board meeting and each expressed the opinion that they had no objection to the above resolution. Although Mr. Yukihiro Nishikawa was an employee of Kobe Steel until around May 2024, and Mr. Kazuyuki Tanaka until around March 2014, in each case a considerable period of time has elapsed since their transfer to Kobelco Wire, and it was therefore determined that there was no risk of a conflict of interest in relation to Kobelco Wire’s decision-making for the Share Exchange. Accordingly, they participated in the deliberations of the board of directors of Kobelco Wire.

e. Establishment of an independent reviewing structure at Kobelco Wire

Kobelco Wire established an internal framework to review, negotiate, and make decisions regarding the Share Exchange from a standpoint independent of Kobe Steel. Specifically, after receiving the Letter of Intent from Kobe Steel on February 2, 2026, Kobelco Wire considered and then set up a project team to examine the Share Exchange (including the preparation of the Business Plan, used as the basis for the valuation of the Kobelco Wire Stock) and to engage in discussions and negotiations with Kobe Steel. The team members were composed of officers and employees of Kobelco Wire who did not concurrently serve as officers or employees of Kobe Steel. In addition, Mr. Masahito Shoji, a director of Kobelco Wire, who was concurrently a Kobe Steel employee and was therefore considered to have an interest in the Share Exchange, did not participate in any review, discussion, or negotiation relating to the Share Exchange, and this arrangement remained in place until he resigned from his position as a director of Kobelco Wire on March 31, 2026. Mr. Masahito Shoji has not participated in any review, discussion, or negotiation relating to the Share Exchange after his resignation as a director of Kobelco Wire since he is no longer an officer or employee of Kobelco Wire.

Based on the advice of TMI, the Special Committee has approved that there are no issues from the viewpoint of independence and fairness with respect to the above arrangements and Kobelco Wire’s reviewing structure (including the scope and duties of its officers and employees involved in the review, negotiations, and decision-making relating to the Share Exchange).

f. Ensuring opportunities for competing proposals from other potential acquirers (Market Check)

The Companies have not entered into any agreements or arrangements that contain a deal protection clause prohibiting any contact between Kobelco Wire and any potential acquirer other than Kobe Steel (“Competing Bidder(s)”), or otherwise restrict any contact between Kobelco Wire and a Competing Bidder

In addition, the annual shareholders meeting of Kobelco Wire to approve the Share Exchange Agreement is scheduled to be held on June 26, 2026, approximately one month after the public announcement of the execution of the Share Exchange Agreement, which provides Competing Bidders with sufficient opportunity relative to other M&A transactions.

While Kobelco Wire has not conducted a proactive market check, the fairness of the procedures for the Share Exchange is not impaired solely by the absence of a proactive market check, given that: (i) an indirect market check is considered to have been conducted as described above; (ii) Kobe Steel, the controlling shareholder of Kobelco Wire, is making Kobelco Wire its wholly owned subsidiary in this transaction, which makes it unlikely that any third party would make a bona fide competing proposal even if a proactive market check were conducted; and (iii) as described in sections a. through e. above, other sufficient measures to ensure fairness have been taken.

4. Matters to Be Referred to Regarding the Share Exchange Consideration

(1) Provisions of Kobe Steel’s Articles of Incorporation

The Articles of Incorporation of Kobe Steel stipulate, in accordance with applicable laws and Article 14 of the Company’s Articles of Incorporation, that information is omitted from the written documents delivered to shareholders who request such delivery (documents describing matters provided electronically). Please refer to the respective websites where the electronically provided information is posted for details.

(2) Matters Regarding the Method of Monetizing the Share Exchange Consideration

(i) Market Where the Share Exchange Consideration Is Traded

The Kobe Steel Stock is traded on the Prime Market of the TSE.

(ii) Parties Who Broker or Act as Agents for Transactions of the Share Exchange Consideration

The Kobe Steel Stock is brokered or otherwise handled by financial instruments business operators (such as securities companies) nationwide.

(iii) Restrictions on the Transfer or Other Disposal of the Share Exchange Consideration

N/A

(3) Matters Regarding the Market Price of the Share Exchange Consideration

Based on the business day immediately preceding the date of execution of this Share Exchange Agreement (May 11, 2026), the average closing prices of the Kobe Steel Stock on the Prime Market of the TSE for the periods of one month, three months, and six months (rounded to the nearest yen) are 1,921 yen, 2,038 yen, and 2,054 yen, respectively.

For the latest market price and other information regarding the Kobe Steel Stock, please refer to the website of the TSE (https://www.jpx.co.jp/) or other sources.

(4) Contents of the Balance Sheets for Each Fiscal Year Ended in the Past Five Years for Kobe Steel, Ltd.

Since Kobe Steel, Ltd. has submitted securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, this information is omitted.

5. Matters Regarding the Appropriateness of Provisions on Stock Acquisition Rights Related to This Share Exchange

N/A

6. Matters Regarding Financial Statements, etc.

(1) Contents of Financial Statements, etc. for the Most Recent Fiscal Year of Kobe Steel, Ltd.

The contents of the financial statements, etc. for the most recent fiscal year of Kobe Steel, Ltd. (from April 1, 2025 to March 31, 2026) are, in accordance with applicable laws and Article 14 of the Company’s Articles of Incorporation, omitted from the written documents delivered to shareholders who request such delivery (documents describing matters provided electronically).

Please refer to the respective websites where the electronically provided information is posted for details.

(2) Details of Important Events Affecting the Financial Condition of Kobe Steel After the End of the Most Recent Fiscal Year

N/A

(3) Details of Important Events Affecting the Financial Condition of the Company After the End of the Most Recent Fiscal Year

Pursuant to a resolution of the Company’s Board of Directors to be held by the day immediately preceding the effective date of the Share Exchange, the Company plans to cancel all treasury shares held as of the time immediately prior to the Reference Time, including treasury shares to be acquired by the Company as a result of the exercise of appraisal rights by dissenting shareholders under Article 785, paragraph 1 of the Companies Act.

In addition, the Company plans to distribute dividends of surplus in the amount of 40 yen per share, with a total dividend amount of 236,386,760 yen, with an effective date of June 29, 2026, subject to approval at this 94th Ordinary General Meeting of Shareholders.

Item 2: Appropriation of surplus

The Company proposes the appropriation of surplus as follows:

Year-end dividends

The Company considers the return of profits to shareholders as one of its most important management policies. While strengthening its business foundation and taking into consideration future business development, the Company’s basic policy is to enhance internal reserves and provide stable and continuous returns to shareholders, with a target consolidated payout ratio of approximately 30% to 40% on an annual basis.

In accordance with the above policy, the Company proposes to pay a year-end dividend of 40 yen per share of common stock of the Company.

(1)	Type of dividend property

To be paid in cash.

(2)	Allotment of dividends property and their aggregate amount

The Company plans to offer a dividend of 40 yen per share of common stock of the Company. In this event, the total dividends will be 236,386,760 yen.

(3)	Effective date of dividends of surplus

The effective date of dividends will be June 29, 2026

The Company paid an interim dividend of 25 yen per share. The full-year dividend will be 65 yen per share.

Item 3: Election of eight (8) directors

The term of office of the eight (8) incumbent directors will expire at the conclusion of the 94th Ordinary General Meeting of Shareholders. Accordingly, it is proposed that eight (8) directors be elected.

The candidates for directors are as follows.

List of the candidates for directors.

No	Name	Reappointment/New appointment Internal/Outside	Independent director	Current position

1	Shuji Kitayama (male)	Reappointment Internal	—	President & CEO and Representative Director

2	Hiroyuki Mori (male)	Reappointment Internal	—	Representative Director and Senior Managing Executive Officer

3	Hideki Watanabe (male)	Reappointment Internal	—	Managing Director, Executive Officer

4	Naoki Yamamoto (male)	Reappointment Internal	—	Managing Director, Executive Officer

5	Isao Saigusa (male)	New appointment Internal	—	Executive Officer

6	Yuji Obata (male)	New appointment Internal	—	—

7	Yasuhiro Hattori (male)	Reappointment Outside	✓	Director

8	Ayako Hiramatsu (female)	Reappointment Outside	✓	Director

Reappointment: Candidates for directors to be reappointed

Internal: Candidates for internal directors

Outside: Candidates for outside directors

No.1	Shuji Kitayama (Date of birth: February 18, 1962)

Reappointment/ Internal Director

Number of the Company’s shares owned: 14,100 shares

Attendance at Board of Directors meetings during fiscal 2025: 15/15 meeting held (100%)

Career summary (positions)	Reasons for selecting the candidate

April 1982: Joined Kobe Steel, Ltd.

April 2018: Executive Officer of Kobe Steel, Ltd.

April 2020: Managing Executive Officer of Kobe Steel, Ltd.

April 2021: Executive Officer of Kobe Steel, Ltd.

April 2023: Senior Managing Executive Officer of the Company

June 2023: President & CEO and Representative Director of the Company (incumbent)

As Shuji Kitayama has abundant experience in key positions in the Steel Business and technical planning functions at Kobe Steel, Ltd., as well as experience as a Managing Executive Officer, and has been involved in the management of the Company as Senior Managing Executive Officer since April 2023 and as President and Representative Director since June 2023, he is capable of making accurate and swift decisions, implementing appropriate risk management, and overseeing business operations based on his wealth of experience and broad insight. In this regard, the Company deems that Shuji Kitayama, who has abundant experience in the Steel Business and corporate management and has been actively involved in the management of the Company, is well qualified for the position.
Duties and significant concurrent positions
Not applicable

No.2	Hiroyuki Mori (Date of birth: September 2, 1963)

Reappointment/ Internal Director

Number of the Company’s shares owned: 12,800 shares

Attendance at Board of Directors meetings during fiscal 2025: 15/15 meeting held (100%)

Career summary (positions)	Reasons for selecting the candidate

April 1989: Joined Kobe Steel, Ltd.

April 2017: Executive Officer of Kobe Steel, Ltd.

April 2019: Managing Executive Officer of Kobe Steel, Ltd.

April 2021: Managing Executive Officer of the Company

June 2021: Managing Director, Executive Officer of the Company

April 2024: Representative Director and Senior Managing Executive Officer of the Company (incumbent)

As Hiroyuki Mori has abundant experience in key positions in Steel Businesses at Kobe Steel, Ltd., as well as experience as a Managing Executive Officer, and has been involved in the management of the Company as Managing Executive Officer since April 2021, as Director and Managing Executive Officer since June 2021, and as Representative Director and Senior Managing Executive Officer since April 2024, he is capable of making accurate and swift decisions, implementing appropriate risk management, and overseeing business operations based on his wealth of experience and broad insight. In this regard, the Company deems that Hiroyuki Mori, who has abundant experience in Steel Businesses and corporate management and has been actively involved in the management of the Company, is well qualified for the position.
Duties and significant concurrent positions
Executive Assistant to the President, Head of Production Division, in charge of the Technical Planning & DX Promotion Division, Advanced Business Planning & Development Department, and Group Quality Management.

No.3	Hideki Watanabe (Date of birth: January 30, 1967)

Reappointment/ Internal Director

Number of the Company’s shares owned: 11,000 shares

Attendance at Board of Directors meetings during fiscal 2025: 15/15 meeting held (100%)

Career summary (positions)	Reasons for selecting the candidate

April 1989: Joined Kobe Steel, Ltd.

April 2021: Executive Officer of the Company

June 2022: Director, Executive Officer of the Company

April 2024: Managing Director, Executive Officer of the Company (incumbent)

As Hideki Watanabe has abundant experience in key positions in the Steel Business at Kobe Steel, Ltd., and has been involved in the management of the Company as Executive Officer since April 2021, as Managing Director and Executive Officer since June 2022, and as Director and Managing Executive Officer since April 2024, he is capable of making accurate and swift decisions, implementing appropriate risk management, and overseeing business operations based on his wealth of experience and broad insight. In this regard, the Company deems that Hideki Watanabe, who has abundant experience in the Steel Business and corporate management and has been actively involved in the management of the Company, is well qualified for the position.
Duties and significant concurrent positions
Head of the Sales Division, General Manager of the Spring & Special Wire Business Unit, General Manager in charge of the Osaka Branch, the Kyushu Branch, and Sales Offices.

No.4	Naoki Yamamoto (Date of birth: December 2, 1968)

Reappointment/ Internal Director

Number of the Company’s shares owned: 7,000 shares

Attendance at Board of Directors meetings during fiscal 2025: 14/15 meeting held (93%)

Career summary (positions)	Reasons for selecting the candidate

April 1991: Joined the Company

April 2016: General Manager of the Sales Department, Prestressing Steel Wire Business Unit

April 2021: General Manager of the Sales Department, Prestressing Steel Wire Business Unit

April 2022: Executive Officer

June 2024: Director, Executive Officer

April 2026: Managing Director, Executive Officer of the Company (incumbent)

As Naoki Yamamoto has abundant experience in key positions in the sales division at the Company and has been involved in the management of the Company as Executive Officer since April 2022 and as Director and Executive Officer since June 2024, and as Director and Managing Executive Officer since April 2026, he is capable of making accurate and swift decisions, implementing appropriate risk management, and overseeing business operations based on his wealth of experience and broad insight. In this regard, the Company deems that Naoki Yamamoto, who has abundant experience in the sales division and corporate management and has been actively involved in the management of the Company, is well qualified for the position.
Duties and significant concurrent positions
Deputy Head of the Sales Division, General Manager of the Prestressing Steel Wire Business Unit and the Tokyo Branch.

No.5	Isao Saigusa (Date of birth: July 16, 1968)

New appointment/ Internal Director

Number of the Company’s shares owned: 0 shares

Attendance at Board of Directors meetings during fiscal 2025: - (-%)

Career summary (positions)	Reasons for selecting the candidate

April 1992: Joined Kobe Steel, Ltd.

April 2021: General Manager of the Planning & Administration Department, Steel & Aluminum Business Division, General Manager of the General Affairs Group of Kobe Steel, Ltd.

June 2022: General Manager of the General Affairs Group, Steel & Aluminum Business Division, Deputy General Manager in charge of the Planning & Administration Department, Steel & Aluminum Business Division of Kobe Steel, Ltd.

April 2026: Executive Officer of the Company (incumbent)

As Isao Saigusa has abundant experience in key positions in the Steel-related Business at Kobe Steel, Ltd., and has been involved in the management of the Company as Executive Officer since April 2026, he is capable of making accurate and swift decisions, implementing appropriate risk management, and overseeing business operations based on his wealth of experience and broad insight. In this regard, the Company deems that Isao Saigusa, who has abundant experience in the Steel-related Business and corporate management and has been actively involved in the management of the Company, is well qualified for the position.
Duties and significant concurrent positions
Deputy Head of the General Administration Division.

No.6	Yuji Obata (Date of birth: June 8, 1977)

New appointment/ Internal Director

Number of the Company’s shares owned: 0 shares

Attendance at Board of Directors meetings during fiscal 2025: - (-%)

Career summary (positions)	Reasons for selecting the candidate

April 2000: Joined Kobe Steel, Ltd.

April 2025: Deputy General Manager in charge of the Planning & Administration Department, Steel & Aluminum Business Division of Kobe Steel, Ltd.

October 2025: Deputy General Manager in charge of the Planning & Administration and Control and Audit Department, Steel & Aluminum Business Division of Kobe Steel, Ltd. (incumbent)

As Yuji Obata has abundant experience in key positions in the Steel-related Business at Kobe Steel, Ltd., he is capable of making accurate and swift decisions, implementing appropriate risk management, and overseeing business operations based on his wealth of experience and broad insight. In this regard, the Company deems that Yuji Obata, who has abundant experience in the Steel-related Business and corporate management, is well qualified for the position.
Duties and significant concurrent positions
Deputy General Manager in charge of the Planning & Administration and Control and Audit Department, Steel & Aluminum Business Division of Kobe Steel, Ltd.

No.7	Yasuhiro Hattori (Date of birth: May 25, 1980)

Reappointment/Outside Director/ Independent Director

Number of the Company’s shares owned: 0 shares

Attendance at Board of Directors meetings during fiscal 2025: 14/15 meeting held (93%)

Career summary (positions)	Reasons for selecting the candidate and overview of expected roles

April 2011: Associate Professor, Faculty of Economics, Shiga University

April 2013: Associate Professor, Graduate School of International Social Sciences, Yokohama National University

April 2018: Associate Professor, Graduate School of Business Administration, Kobe University

June 2021: Director of the Company (incumbent)

April 2023: Professor, Graduate School of Business Administration, Kobe University (incumbent)

As Yasuhiro Hattori has specialized knowledge and experience as a professor of business administration, the Company expects that he will utilize such expertise in overseeing the management of the Company and provide useful advice on the Company’s management from an independent standpoint. The Company expects Yasuhiro Hattori to continue to properly carry out his role as an independent director of the Company.
Duties and significant concurrent positions
Professor, Graduate School of Business Administration, Kobe University

No.8	Ayako Hiramatsu (Date of birth: October 23, 1974)

Reappointment/Outside Director/ Independent Director

Number of the Company’s shares owned: 0 shares

Attendance at Board of Directors meetings during fiscal 2025: 11/11 meeting held (100%)

Career summary (positions)	Reasons for selecting the candidate and overview of expected roles

October 2002: Admitted to Osaka Bar Association

July 2014: Administrative Judge, National Tax Tribunal, Osaka

July 2018: Re-registered as an Attorney (Osaka Bar Association)

August 2018: Registered as a Certified Public Tax Accountant (Kinki Certified Public Tax Accountants’ Association)

April 2020: Member of the Board of Audit, Ikoma City (incumbent)

June 2021: Outside Director and Member of the Audit & Supervisory Committee, Techno Smart Corp. (incumbent)

April 2022: Visiting Professor, Ritsumeikan University School of Law

June 2023: Outside Director and Member of the Audit & Supervisory Committee, ODK Solutions Company, Ltd. (incumbent)

June 2025: Director of the Company (incumbent)

As Ayako Hiramatsu has extensive knowledge and experience as an attorney and is well versed in the business through her experience as an Outside Director and Member of the Audit & Supervisory Board, the Company expects that she will utilize such expertise in overseeing the management of the Company and provide useful advice on the Company’s management from an independent standpoint. The Company expects Ayako Hiramatsu to continue to properly carry out her role as an independent director of the Company.
Duties and significant concurrent positions

Attorney at Law, Kyoei Law Office

Member of the Board of Audit, Ikoma City

Outside Director and Member of the Audit & Supervisory Committee, Techno Smart Corp.

Outside Director and Member of the Audit & Supervisory Committee, ODK Solutions Company, Ltd.

(Note)

1.	There are no special interests between each director candidate and the Company.

2.

Kobe Steel, Ltd. is a specified affiliated business entity (parent company) of the Company. The positions and responsibilities at Kobe Steel, Ltd. of candidates who are executive officers of that company or who have been executive officers within the past ten years are as stated in their respective career summaries.

3.	Mr. Yasuhiro Hattori and Ms. Ayako Hiramatsu are candidates for outside director.

4.

The Company has designated Mr. Yasuhiro Hattori and Ms. Ayako Hiramatsu as independent directors as defined by the Tokyo Stock Exchange, and if their reappointment is approved, they will continue to serve as independent directors.

5.	The term of office of Mr. Yasuhiro Hattori as an outside director of the Company will be five years as of the conclusion of this General Meeting.

6.	The term of office of Ms. Ayako Hiramatsu as an outside director of the Company will be one year as of the conclusion of this General Meeting.

7.

The Company has entered into a contract with Mr. Yasuhiro Hattori and Ms. Ayako Hiramatsu to limit their liability for damages as stipulated in Article 427, Paragraph 1 of the Companies Act, with the limit of liability set at the minimum liability amount prescribed by Article 423, Paragraph 1 of the Companies Act. If the reappointment of both individuals is approved, the Company plans to continue this contract with them.

8.

The Company plans to enter into an agreement with Mr. Yuji Obata to limit liability for damages as provided for in Article 423, Paragraph 1 of the Companies Act, pursuant to the provisions of the Company’s Articles of Incorporation and Article 427, Paragraph 1 of the Companies Act, to the extent permitted by laws and regulations.

9.

The Company has entered into a directors and officers liability insurance agreement (hereinafter referred to as the “D&O Insurance”) with an insurance company. Under this insurance agreement, losses arising from liability incurred by directors, audit & supervisory board members, etc. in the execution of their duties (excluding those falling under the exclusions stipulated in the insurance policy) are to be covered. The full amount of the insurance premiums for the D&O Insurance is borne by the Company. If the candidates are elected and assume office as Directors, each of them will be an insured under the D&O Insurance. The term of the D&O Insurance is one year, and the Company plans to renew the policy upon resolution of the Board of Directors prior to the expiration of such term.

Item 4: Election of One (1) member of the Audit & Supervisory Board

Mr. Takeshi Ishikawa, Audit & Supervisory Board Member, will resign at the conclusion of this Annual General Meeting of Shareholders. Accordingly, the Company proposes the election of one (1) new Audit & Supervisory Board Member.

The consent of the Audit & Supervisory Board has been obtained for the proposal of this Item.

The candidate for Audit & Supervisory Board member is as follows.

Tatsuya Okazaki (Date of birth: December 5, 1964)

New appointment/ Internal Director

Number of the Company’s shares owned: 15,100 shares

Attendance at Board of Directors meetings during fiscal 2025: - (-%)

Career summary (positions)	Reasons for selecting the candidate

April 1988: Joined the Company April 2013: General Manager of Amagasaki Works June 2017: Executive Officer April 2023: Managing Executive Officer (incumbent)	As Tatsuya Okazaki has abundant experience in key positions in the manufacturing division at the Company and has been involved in the management of the Company as Executive Officer since June 2017, the Company has determined that he is capable of appropriately performing the duties of an Audit & Supervisory Board Member. Accordingly, the Company proposes his election as Audit & Supervisory Board Member.
Duties and significant concurrent positions
Not applicable

(Note)

1.	There are no special interests between each director candidate and the Company.

2.

The Company plans to enter into an agreement with Mr. Tatsuya Okazaki to limit liability for damages as provided for in Article 423, Paragraph 1 of the Companies Act, pursuant to the provisions of the Company’s Articles of Incorporation and Article 427, Paragraph 1 of the Companies Act, to the extent permitted by laws and regulations.

3.

The Company has entered into a directors and officers liability insurance agreement (hereinafter referred to as the “D&O Insurance”) with an insurance company. Under this insurance agreement, losses arising from liability incurred by directors, audit & supervisory board members, etc. in the execution of their duties (excluding those falling under the exclusions stipulated in the insurance policy) are to be covered. The full amount of the insurance premiums for the D&O Insurance is borne by the Company. If the candidate is elected and assumes office as Audit & Supervisory Board Member, he will be an insured under the D&O Insurance. The term of the D&O Insurance is one year, and the Company plans to renew the policy upon resolution of the Board of Directors prior to the expiration of such term.

Item 5: Election of One (1) member of the substitute Audit & Supervisory Board

To prepare for the case where the number of Audit & Supervisory Board members falls below the number required by laws, the Company proposes the election of one (1) substitute Audit & Supervisory Board Member.

With respect to this election, the Company provides that, prior to the assumption of office, it may be revoked by a resolution of the Board of Directors with the consent of the Audit & Supervisory Board.

In addition, this proposal has obtained the consent of the Audit & Supervisory Board.

The candidate for substitute Audit & Supervisory Board Member is as follows.

Hiroyuki Nakayama (Date of birth: July 12, 1983)

Outside Director

Number of the Company’s shares owned: 0 shares

Career summary (positions)	Reasons for selecting the candidate

April 2007: Joined Panasonic Corporation

November 2007: Qualified as a Certified Public Accountant

February 2010: Admitted to KPMG AZSA LLC, Osaka

October 2015: Joined PwC Consulting LLC

September 2017: Retired from PwC Consulting LLC

October 2017: Founded Nakayama Certified Public Accountant Office (incumbent)

October 2019: Executive Officer, General Manager of the Kansai Regional Business Division, Bridge Consulting Group Inc.

October 2023: Executive Officer, General Manager of the Western Japan Regional Business Division, Bridge Consulting Group Inc.

October 2025: Executive Officer, Deputy Head of the Consulting Division, Bridge Consulting Group Inc. (incumbent)

As Hiroyuki Nakayama has specialized knowledge and experience as a certified public accountant, the Company has determined that he is capable of appropriately performing the duties of an Outside Audit & Supervisory Board Member. Accordingly, the Company proposes his election as a Substitute Audit & Supervisory Board Member.

Duties and significant concurrent positions
Executive Officer, Deputy Head of the Consulting Division, Bridge Consulting Group Inc.

(Note)

1.	There are no special interests between each director candidate and the Company.

2.	Mr. Hiroyuki Nakayama is a candidate for substitute Audit & Supervisory Board Member who satisfies the requirements for Outside Audit & Supervisory Board Member.

3.

Mr. Hiroyuki Nakayama satisfies the requirements for an Independent Officer as stipulated by the Tokyo Stock Exchange, Inc. If a vacancy arises and he assumes the office of Audit & Supervisory Board Member, the Company plans to designate him as an Independent Officer.

4.

If a vacancy arises and Mr. Hiroyuki Nakayama assumes the office of Audit & Supervisory Board Member, the Company plans to enter into an agreement with him to limit liability for damages as provided for in Article 423, Paragraph 1 of the Companies Act, pursuant to the provisions of the Company’s Articles of Incorporation and Article 427, Paragraph 1 of the Companies Act, to the extent permitted by laws and regulations.

5.

The Company has entered into a directors and officers liability insurance agreement (hereinafter referred to as the “D&O Insurance”) with an insurance company. Under this insurance agreement, losses arising from liability incurred by directors, audit & supervisory board members, etc. in the execution of their duties (excluding those falling under the exclusions stipulated in the insurance policy) are to be covered. The full amount of the insurance premiums for the D&O Insurance is borne by the Company. If Mr. Hiroyuki Nakayama assumes the office of Audit & Supervisory Board Member, he will be an insured under the D&O Insurance.

The Company’s Standards for Independent Directors

The Company’s outside directors are recognized to be independent from the Company as long as any of the following requirements are not applicable,

A)	A person who currently executes or has executed business in the Company or its subsidiaries over the past ten years.

B)	A person who is currently or has been over the past ten years a non-executive director or an accounting advisor of the Company or its subsidiaries (in the case of an outside auditor).

C)	An executive officer or non-executive director of the Company’s parent company or has served in such capacity over the past ten years.

D)	A person who is currently an auditor of the Company’s parent company or has served as such over the past ten years (in the case of an outside auditor).

E)	A person who is currently executive officer of the sister Company or has executed its business over the past ten years.

F)	A person who executes business thereof whose major business partner is the Company or a person who currently executes or has executed its business over the past year.

G)	A major business partner of the Company or a person who currently executes or has executed its business over the past year.

H)	A consultant, accountant, or legal professional who has received a large sum of money or other financial gain in the past year from the Company.